Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
WageWorks, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-190567) on Form S-3 and the registration statements (No. 333-181300, 333-188658, 333-194863, 333-204219, and 333-211559) on Form S-8 of WageWorks, Inc. of our reports dated February 23, 2017, with respect to the consolidated balance sheets of WageWorks, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of WageWorks, Inc.

/s/ KPMG LLP
San Francisco, California
February 23, 2017